UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION OMB APPROVAL
                             WASHINGTON, D.C. 20549
                                                   -----------------------------
                                                             OMB APPROVAL
                                                   -----------------------------
                                                   OMB Number:       3235-0145
                                                   Expires: December 31, 2005
                                                   Estimated average burden
                                                   Hours per response . . . . 11
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                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*

                             COWLITZ BANCORPORATION
                             ----------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    223767104
                                    ---------
                                 (CUSIP Number)

                                    8/31/2004
                                    ---------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           [ ] Rule 13d-1(b)
                           [X] Rule 13d-1(c)
                           [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

         POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                               Page 1 of 4 Pages

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CUSIP NO. 223767104                  13G                       PAGE 2 OF 4 PAGES
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   1      NAME OF REPORTING PERSON: Benjamin Namatinia

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
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   2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [ ]
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   3      SEC USE ONLY
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   4      CITIZENSHIP OR PLACE OF ORGANIZATION: United States of America
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        NUMBER OF       5    SOLE VOTING POWER: 744,582
          SHARES        --------------------------------------------------------
       BENEFICIALLY     6    SHARED VOTING POWER:       0
         OWNED BY       --------------------------------------------------------
           EACH         7    SOLE DISPOSITIVE POWER: 744,582
        REPORTING       --------------------------------------------------------
          PERSON        8    SHARED DISPOSITIVE POWER:  0
           WITH
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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          744,582
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   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [ ]*
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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 17.88%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*: IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 4 Pages

Item 1 (a).    Name of Issuer:                      COWLITZ BANCORPORATION

Item 1 (b).    Address of Issuer's Principal Executive Offices:
               972 Commerce Avenue
               Longview, WA 98632

Item 2 (a).    Name of Person Filing:               Benjamin Namatinia

Item 2 (b).    Address of Principal Business Office Or, If None, Residence:
               972 Commerce Avenue
               Longview, WA 98632

Item 2 (c).    Citizenship:                         United States of America

Item 2 (d).    Title of Class of Securities:        Common Stock

Item 2 (e).    Cusip Number:                        223767104

Item 3. If this Statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act

               (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act

               (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act

               (d) [ ] Investment company registered under Section 8 of the Investment Company Act

               (e) [ ]  An investment adviser in accordance with Rule 13d-1(b)
                        (1)(ii)(E)

               (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

               (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

               (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

               (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

               (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                                       Page 3 of 4 Pages

Item 4.        Ownership

               (a) Amount Beneficially Owned:  744,582

               (b) Percent of Class:  17.88%

               (c) Number of Shares as to which Such Person has:

                   (i)  sole power to vote or to direct the vote:  744,582
                   (ii) shared power to vote or to direct the vote:  0
                   (iii)sole power to dispose or to direct the disposition of:
                                744,582
                   (iv) shared power to dispose or to direct the disposition of
                                0
Item 5.        Ownership of Five Percent or Less of a Class

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.        Ownership of More Than Five Percent On Behalf of Another Person

               N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company

               N/A

Item 8.        Identification and Classification of Members of the Group

               N/A

Item 9.        Notice of Dissolution of Group

Item 10.       Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Benjamin Namatinia                                           Date: 9/23/04
----------------------
Benjamin Namatinia

                                Page 4 of 4 Pages